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                                                                   EXHIBIT 10.34

                                FISCAL YEAR 1998
                 WESTERN DIGITAL MANAGEMENT INCENTIVE PLAN (MIP)



PURPOSE

The purpose of this Plan is to focus participants on achieving key financial and strategic objectives at the corporate and business group levels that will lead to the creation of value for the Company's shareholders and provide participants the opportunity to earn significant awards, commensurate with performance.

ELIGIBILITY

Plan eligibility is extended to all employees of Western Digital and selected employees of its domestic subsidiaries who are in, or who are hired into, salary grades 68 and above (or equivalent) on or before January 5, 1998.

Eligibility may be granted to employees who have an authorized written agreement that grants them eligibility.

Employees of Western Digital and its domestic subsidiaries who are in salary grades 67 or below (or equivalent) are eligible for awards generated by a secondary bonus pool.

DESCRIPTION OF THE PLAN

The 1998 Management Incentive Plan will pay a combination of cash and deferred awards to participants for the achievement of predetermined performance goals. Each participant will be assigned a pool or target bonus percentage, which when multiplied by the participant's annual base salary as of June 30, 1998, will determine the pool or target bonus payout.

Predetermined performance goals will be established and approved by the Compensation Committee of the Board of Directors before the end of the first quarter of the fiscal year.

The actual performance achieved will determine the percentage used to calculate the award at the end of the plan year. The size of the actual award can vary between 0% and 200% of the pool or target award.

In addition, individual awards may be adjusted upward or downward by the Chief Executive Officer from the amount generated by the formula. The Chief Executive Officer's award may be adjusted upward or downward by the Compensation Committee.

OPERATION OF THE PLAN

Plan Year:                   July 1, 1997 to June 30, 1998

Award Opportunities:         The award for participants will be expressed as a
                             percentage of salary and determined according to salary grade.

1998 Goals and Weighting:    Each business group will have goals at the
                             corporate and/or business group level, and each goal will have an assigned weighting.

                             The percentage of target bonus opportunity earned (before discretionary adjustments) will vary from the target bonus opportunity based on actual performance achieved relative to the performance goals.




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ADDITIONAL PROVISIONS

Award Thresholds:            Corporate operating profit must be at least 50% of
                             the Annual Operating Plan for incentives to be paid under any aspect of the Plan.

                             In addition, each business group will have a predetermined operating profit threshold. If the threshold is not met, no incentive payments can occur for that business group.

Total Award Cap:             Total awards paid under this Plan may not exceed a
                             preset percentage of corporate operating profit as determined by the Compensation Committee. Any award reductions attributable to the preset percentage cap will be made by the Chief Executive Officer.

Award Adjustment:            Group award levels may be adjusted upward or
                             downward by up to 25% by the Chief Executive
                             Officer.

                             After application of the group performance, individual awards may be adjusted upward or downward based on the adjustment table below. Approval from the Chief Executive Officer is required for adjustments outside of these limits. The Chief Executive Officer's award may be adjusted upward or downward by the Compensation Committee. The adjustments by salary grade level (or equivalent) are as follows:


                              Salary Grade         Upward            Downward
                             (or equivalent)     Adjustment         Adjustment
                             ---------------     ----------         ----------
                               68, 69 & 84       +100%  (1)         -100%  (1)
                                All others        +40%               -40%

                              (1) The adjustment factors are higher for those in salary grades 68, 69 and 84 since these individuals also participate in Western Digital's Profit Sharing Plan.

                             All awards under this Plan are discretionary. The amount of the award including adjustments is determined by Western Digital in its sole discretion. No employee has any contractual right to receive an award pursuant to this Plan due to his/her employment at Western Digital.

 Extraordinary               Events: The Compensation Committee, in its
                             discretion, may adjust the basis upon which performance is measured to reflect the effect of significant changes that include, but are not limited to, unbudgeted acquisitions/divestitures, unusual or extraordinary accounting items, or significant, unplanned changes in the economic or regulatory environment.



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 Termination:                Participants must be employed by the Company at the
                             end of the plan year to receive an award. If a participant terminates for reason of retirement, total and permanent disability, or death, the Compensation Committee has the discretion to pay prorated awards based upon the percentage of the year worked.

 Partial Year                The Compensation Committee, in its discretion, may
 Participation:              pay prorated awards to people hired or promoted
                             into eligible positions after July 1, 1997.

 Deferred Payout:            At the beginning of the plan year, the participant
                             may elect to defer payout of all or part of the award in accordance with Western Digital's Deferred
                             Compensation Plan.

 Payout of Award:            Awards will be paid in cash as soon as possible
                             following the end of the plan year or according to the participant's deferral election. In addition, an amount will be deducted from the award and contributed to Western Digital's Savings and Profit
                             Plan. This amount will be based upon a percentage of salary. This percentage will be the same as that used by all participants in the Western Digital
                             Profit Sharing Plan.

 Secondary Pool:             Secondary award pools will be created for employees
                             in salary grades 67 and below (or equivalent) for all corporate and business groups.

                             Management has the discretion to award any one individual up to a maximum of 10% of salary. Approval of the Chief Executive Officer is required for discretion outside this limit.

                             The intent of this pool is to allow for the top 10% of the remaining population to receive 5% of their salary as a bonus.



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